TERMINATION AND SETTLEMENT AGREEMENT

This TERMINATION AND SETTLEMENT AGREEMENT (“Agreement”) is dated and effective as of September 30, 2011, and entered into by and among SECUREALERT, INC., a Utah corporation (“SecureAlert”), SECUREALERT MONITORING, INC., a Utah corporation (“SMI”) and MIDWEST MONITORING AND SURVEILLANCE, INC., a Minnesota corporation (“Midwest” and together with SecureAlert and SMI, collectively the “Borrowers” and each singularly a “Borrower”), each with a mailing address of 150 West Civic Center Drive, Suite 100, Sandy, Utah 84070, and SAPINDA UK LIMITED, a limited liability company organized under the laws of the United Kingdom, as “Sapinda” with a mailing address of 25 Park Lane, W1K 1RA, London, United Kingdom.

WHEREAS Borrowers and Sapinda entered into that certain Loan and Security Agreement dated August 19, 2011 (the “Credit Agreement”); and

WHEREAS, Borrower and Sapinda entered into that certain Advisory Agreement dated August 19, 2011 and effective April 1, 2011 (the “Advisory Agreement”); and

WHEREAS, Borrowers and Sapinda entered into that certain Post Closing Letter dated August 19, 2011 (the “Letter” and together with the Advisory Agreement and Credit Agreement the “Loan Agreements”); and

WHEREAS, Borrowers and Sapinda desire to modify the terms of the Advisory Agreement and to terminate the Credit Agreement and Letter.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.           Defined Terms:  Unless otherwise defined herein capitalized terms used herein shall have the same meanings as defined in the Credit Agreement.

2.           Termination of Credit Agreement and Releases:  Effective upon execution of this Agreement the Credit Agreement shall be null and void and each of the parties to the Loan Agreements shall be released from any and all obligations, responsibilities, representations and warranties contained therein and each party to the Loan Agreements hereby irrevocably and fully and forever releases and discharges each of the other parties to the Loan Agreements, together with their respective past, present and future successors, assigns, parent entities, principals, affiliates, managers, directors, officers, employees, agents, attorneys and other representatives, from and with respect to any and all actions and causes of action, suits, disputes, claims, demands, liabilities, damages, counterclaims, compensation, expenses, costs and losses, and all rights and remedies in respect of any and all of the foregoing, whether known or unknown, fixed or contingent, direct or indirect, and whether arising in contract or in tort, at law or in equity, or otherwise, in each case which such releasing party now has or may hereafter have against any one or more of such released parties for or by reason of any act or omission (including, without limitation, any non-performance) under or in connection with the Loan Agreements.

3.           Release of All Liens etc.:  Sapinda will release all liens, Uniform Commercial Code filings, Deposit Account Control Agreements of Borrowers accounts, and any other claim or right to Borrowers assets under the Loan Agreements and the documents executed by the parties pursuant thereto promptly but no later than 5 business days after the date of this Agreement. Sapinda shall provide to SecureAlert documentation in form and substance reasonably acceptable to the parties effecting such releases.  Each of the parties hereto shall be responsible for its own legal and other expenses associated with effecting such releases.  For the avoidance of doubt, Company and Sapinda clarify that failure to meet timeline cannot negate the Termination of Credit Agreement and Release.

4.           Fees, Retainers and Payments:  Sapinda shall be allowed to retain all fees and retainers previously paid to it by the Borrowers in connection with the Credit Agreement and Advisory Agreement as outlined in the attached Exhibit “A”.

5.           Legal and Other Expenses:  Each of the parties hereto shall be responsible for its own legal and other expenses associated with the Credit Agreement, Advisory Agreement and the Post Closing Letter.  Notwithstanding the foregoing, SecureAlert shall pay an amount of one-half (50%) of Sapinda’s legal fees associated with the Loan Agreements, but such 50% portion shall not exceed $75,000.00.  Sapinda shall provide SecureAlert detailed and complete invoices for all of its legal fees no later than October 8, 2011.

6.           Repayment of $500,000 Advance under the Credit Agreement.  Borrowers shall repay to Sapinda the sum of $500,000.00 which was loaned to Borrowers by Sapinda on or about August 30, 2011.  Borrowers’ obligations under this paragraph 6 shall only become effective upon receipt of a minimum of $1,000,000 in equity invested in SecureAlert by an investor introduced to SecureAlert by Sapinda after the effective date of this Agreement.  Borrowers shall owe Sapinda no interest or other fees associated with the $500,000.00 Advance under the Credit Agreement.

7.           Sub-advisors:  From the effective date of this Agreement, Sapinda shall be responsible for all fees, expenses and compensation owed or payable to Gus Spanos and avant ag accruing on or after the effective date of this Agreement.  From the effective date of this Agreement, Borrowers shall have no obligation to pay, reimburse or compensate these advisors.  Borrowers shall not have an obligation to consult with or use these advisors any longer, except at their own discretion.  All fees, expenses and compensation paid by Sapinda to Gus Spanos or avant ag between April 1st, 2011, and the date of this Agreement shall nevertheless be reimbursed to Sapinda by SecureAlert.

8.           Advisory Agreement:  The Advisory Agreement is amended and restated as shown in Exhibit “A” attached hereto and incorporated herein.

9.           Funds Raised or Committed to Company:  Any funds raised or committed to the Company through independent efforts of the Company shall not be credited to Sapinda in this Agreement or the Amended and Restated Advisory Agreement attached hereto.

10.           Headings:  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

11.           Applicable Law:  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.  The parties hereto consent to the exclusive and personal jurisdiction of the state and federal courts in the State of New York.

12.           Counterparts:  This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, and has been duly authorized to do so as of the day and year indicated herein.

SECUREALERT, INC.	SECUREALERT MONITORING, INC.
a Utah corporation	a Utah corporation

By: /s/ John L. Hastings, III	By: /s/ John L. Hastings, III
John L. Hastings III	John L. Hastings III
President & CEO	President and CEO

MIDWEST MONITORING AND
SURVEILLANCE, INC.
a Minnesota corporation

By: /s/ John L. Hastings, III
John L. Hastings III
President & CEO

SAPINDA UK LIMITED
A limited liability company organized
under the laws of the United Kingdom

By: /s/ Lars Windhorst
Name: Lars Windhorst
Title: Managing Director

EXHIBIT “A”
AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement (“Advisory Agreement”) is entered into effective September 30, 2011, by and between Sapinda UK Ltd. (“Sapinda”) and SecureAlert, Inc., a Utah corporation (the “Company”).

WHEREAS, the parties previously entered into that certain agreement dated effective April 1, 2011, whereby Sapinda was retained by the Company to provide certain advisory services (the “April Agreement”); and

WHEREAS, the Company and Sapinda desire to amend and restate the April Agreement; and

WHEREAS, the Company desires to retain Sapinda to provide general financial advisory services to the Company in regards to the issuance by the Company of common equity or preferred (whether convertible or non-convertible) equity in the gross amount of up to $13,000,000 (the “Financing Transaction”); and

WHEREAS, the Company and Sapinda mutually acknowledge that a significant amount of the Company’s and Sapinda’s obligations and responsibilities under this Agreement have already been performed prior to the date of this Agreement, and such prior performance by Sapinda shall be deemed performance under this Agreement.

Now therefore, in consideration of the covenants and promises contained herein, the parties agree as follows:

1.           Effect of Agreement.  This Advisory Agreement replaces and supersedes all previous agreements both written and verbal between the Company and Sapinda (other than the Termination and Settlement Agreement dated as of September 30, 2011 between the parties).  It is agreed that neither the Company nor Sapinda will be entitled to any future claims based on any such previous agreements, including, without limitation the April Agreement.

2.           Retention.  The Company retains Sapinda as a financial advisor to provide general financial advisory services, and Sapinda accepts such retention on the terms and conditions set forth in this Advisory Agreement.  In such capacity, Sapinda shall as requested by the Company; (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company, (ii) advise the Company on matters relating to its capitalization; (iii) evaluate alternative financing structures and arrangements; (iv) review the Company’s presentation and marketing materials and other materials used to present the Company to the investment community; (v) coordinate with the Company in marketing non-deal road shows with existing and potential investors, and (vi) provide such other financial advisory services upon which the parties may mutually agree (hereafter collectively referred to as the “Advisory Services”).  It is expressly understood and agreed that Sapinda shall be required to perform only those Advisory Services (i) as may be deemed necessary or desirable by the Company in connection with its engagement hereunder and therefore may not perform all of the tasks enumerated above during the term of the Advisory Agreement and (ii) which do not require any banking, broker-dealer, financial adviser, or financial services license in the United States, Germany, United Kingdom or elsewhere.  Moreover, it is understood that Sapinda’s tasks may not be limited to those enumerated in this paragraph, and that any additional services requested by the Company will be contemplated under a separate agreement. In no event shall Sapinda be obligated to offer, place or distribute any securities in the United States or to United States’ persons. Nothing in this Advisory Agreement is intended to be or shall constitute a commitment or obligation by Sapinda or any of its affiliates to provide any financing or debt or equity capital to the Company.

3.           Information.

(a)           In connection with Sapinda’s rendering the Advisory Services hereunder, the Company will cooperate with Sapinda and furnish Sapinda upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Sapinda deems appropriate and will provide Sapinda with access to the Company’s officers, directors, employees, independent accountants and legal counsel.

(b)           The Company represents and warrants to Sapinda that all Information made available to Sapinda hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  The Company further represents and warrants that any projections and other forward-looking information provided by it to Sapinda will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company recognizes and confirms that Sapinda; (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Advisory Agreement without having independently verified (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company.

(c)           Any advice rendered by Sapinda pursuant to this Advisory Agreement may not be disclosed publicly without Sapinda’s prior written consent.  Sapinda hereby acknowledges that certain of the Information received by Sapinda may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Sapinda as confidential.  Sapinda agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved and which have been identified by the Company to Sapinda in writing.  Sapinda will not make any representations regarding the Company that are not contained in the Information provided by the Company.  Sapinda will not disclose to any third party any information it receives from the Company that is deemed by the Company to contain material non-public information.

(d)           Within 30 days after the date of this Agreement, the Company may request that Sapinda (i) return to Company all documents or copies (regardless of the form thereof) of documents that Company provided to Sapinda and, subject to Section (e), below, all work papers, reports or other documents Sapinda prepared during the Term of this Agreement, or (ii) destroy such materials (including all copies thereof, regardless of the form thereof, whether paper, electronic or otherwise).  If Company does not timely request one of these options for disposition of materials, Sapinda may elect either option.  Notwithstanding the forgoing, Sapinda will have the right to retain a copy of Sapinda’s reports and work papers for internal use.

(e)           Upon full payment of all amounts due to Sapinda in connection with this Advisory Agreement, all right, title and interest in any deliverables Sapinda provides to Company will become Company’s sole and exclusive property, except as set forth below.  Sapinda will retain sole and exclusive ownership of all right, title and interest in its work papers, proprietary information, processes, methodologies and know how, including such information as existed prior to the delivery of the Advisory Services and, to the extent such information is of general application, anything which Sapinda may discover, create or develop during the provision of the Advisory Services.

4.           Indemnification.

(a)           Company agrees that Sapinda and the Indemnified Persons (as such term is defined below) will not have any liability to Company or any other person in connection with, related to or arising out of, this Agreement, including the Services to be provided hereunder, except (i) in connection with any willful breach by Sapinda or any Indemnified Person of its obligations under Sections 3(a) through 3(d), or 8 hereof or (ii) in connection with any loss, claim, damage or liability to Company, and any action in respect thereof, that results from or arises as a result of any gross negligence, fraud, bad faith or willful misfeasance of Sapinda or any Indemnified Person or any affiliate thereof.  To the fullest extent permitted by applicable law, Company shall indemnify and hold harmless Sapinda and its advisors, managing principals, principals, directors, employees, affiliates, and each of their respective members, managers, directors, officers, employees, counsel, agents, representatives, contractors and affiliates (each such individual or entity to be referred to hereinafter as an “Indemnified Person”), from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, whether or not involving a third party, to which an Indemnified Person may be subject, insofar as such loss, claim, damage, liability or action relates to, arises out of or results from any Covered Event (as such term is defined below) or alleged Covered Event, and will reimburse such Indemnified Person upon request for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Indemnified Person in connection with investigating, defending or preparing to defend against any such loss, claim, damage, liability or action, as such expenses are incurred or paid; provided, however, that Company shall not be obligated to indemnify or hold harmless Sapinda or any Indemnified Person for any loss, claim, damage, liability or action that results from or arises as a result of any gross negligence, fraud, bad faith or willful misfeasance of Sapinda or any Indemnified Person or any affiliate thereof.  The term “Covered Event” shall mean (a) any action taken, or services performed, by an Indemnified Person, related to or consistent with the Services or the terms of this Agreement, or (b) any action taken, or omitted to be taken, by Company or any of its managers, directors, officers, employees or agents, in connection with any matter in which an Indemnified Person has been involved pursuant to this Agreement.

(b)           Limitation of Liability. In no event shall Sapinda be liable to Company for any indirect, special, incidental, consequential, punitive or exemplary damages, even if Sapinda has been advised of the possibility of such damages.

5.            Compensation.

As compensation for the Advisory Services, Company agrees to pay to Sapinda the following fees:

(a)            Retainer.  Sapinda acknowledges the receipt of a cash non-refundable retainer (“Retainer”) of Four Hundred Twenty-five Thousand dollars ($425,000), together with approximately $1,000 of costs, previously paid by the Company.  The Company acknowledges that there are no additional invoices or claims relating to prior understandings or agreements that are not covered by the Retainer described in this Section 5(a).

(b)            Financial Advisory Fee.  With respect to completion of the Financing Transaction with any investor(s) introduced to the Company by Sapinda (“Completed Financing”), Company agrees to pay Sapinda a financial advisory fee (“Financial Advisory Fee”) equal to Six Hundred Fifty Three Thousand Seven Hundred and Fifty dollars ($653,750).  The Company confirms the receipt of $2,000,000 equity in April 2011, $1,467,000 equity in June 2011, $3,500,000 equity in July 2011, and $1,000,000 on September 23, 2011 under this Advisory Agreement. Sapinda confirms that it has received the Financial Advisory Fees due for these respective amounts.  Sapinda will receive the entire Financial Advisory Fee only upon completion of the Completed Financing.

(c)            Penalty Fee.  In the event that Completed Financing cannot be achieved by December 31, 2011, Sapinda shall immediately return to Company an amount of shares of Series D Preferred Stock of SecureAlert equal to 2,550 divided by $13,000,000 and multiplied by the difference between $13,000,000 and the amount of equity invested into the Company between March 1, 2011 and December 31, 2011 by any Investor(s) introduced to the Company by Sapinda (the “Funded Amount”):2,550 / $13,000,000 * ($13,000,000 – Funded Amount)

(d)            Equity Fee.  Sapinda acknowledges receipt prior to the execution of this Advisory Agreement of an Equity Fee previously paid by the Company to Sapinda through the issuance of 655 shares of the Company’s Series D Convertible Preferred Stock in April 2011 and of 2,550 shares of the Company’s Series D Convertible Preferred Stock in August 2011.

(e)            For the avoidance of doubt and with the exception of aforementioned Penalty Fee, the Company and Sapinda confirm that any Retainer, Financial Advisory Fee, Equity Fee or similar fee previously paid by Company to Sapinda shall not be reimbursable to Company under any circumstances and shall not be credited against the Financial Advisory Fee.

           6.           Expenses.  The Company shall reimburse Sapinda all reasonable out-of-pocket expenses (including without limitation, fees and disbursements and all travel and out of pocket expenses) incurred by Sapinda in connection with the Advisory Services, provided that Sapinda will obtain Company’s prior written approval for any expense or combination of expenses in excess of $1,000.00.  Pre-approval of expense may be authorized by the Chief Executive Officer or the Chief Financial Officer; provided, however, that Sapinda shall submit to the Board of the Company a schedule of estimated expenses with a description of the expense.  Each party is responsible for the payment of its own legal counsel in connection with the negotiation and preparation of this Advisory Agreement. Sapinda is responsible for the payment of its employees, consultants and other professionals or affiliates providing Advisory Services under this Agreement. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any subcontractor or consultant of Sapinda, nor any obligation on the part of Company to pay or to see to the payment of any money due any subcontractor or consultant as may otherwise be required by law.

7.           Future Rights. To the extent the Financial Transaction shall be fully consummated the Company and Sapinda may mutually agree to continue their relationship.

8.           Other Activities.  Company acknowledges and agrees that Sapinda may provide independent advisory services to other entities, including those in the same industry as Company.  Sapinda shall identify those entities in writing to the Company to the extent that those entities pursue business in the same industry as Company. Sapinda acknowledges and agrees that the Company may engage other financial advisors. Sapinda acknowledges and agrees that Company may independently raise capital for which Sapinda will not receive credit under this Agreement if the investor(s) making such investment have not been introduced to Company by Sapinda.

9.           Non-Solicitation.  During the term of this Advisory Agreement and for a period of twenty-four (24) months after the Termination Date, each party will not, without prior written consent of the other party, hire or attempt to hire any current or former employee of the other party or its subsidiaries or affiliates, who is or was involved in the performance of the Advisory Services hereunder.

10.         Publicity.  Each party agrees not to use the name of the other party or any of its affiliated companies in any sales or marketing publication or advertisement or make any public disclosure except as may be legally required, relating to this Advisory Agreement or the other party or any of its affiliated companies, without obtaining the prior written consent of the other party.  Specifically, Company shall not release or publish any news release, advertising or other public announcement relating to this Advisory Agreement or to the transactions contemplated herein without Sapinda’s prior review and written approval.  In addition, Company shall not use Sapinda’s corporate name, logos, trademarks or service marks without Sapinda’s prior written authorization.  Company agrees that it shall not, and shall cause its subsidiaries to not, engage in any conduct that could reasonably be expected to bring Sapinda into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on Sapinda or Sapinda’s personnel.  Sapinda agrees that it shall not, and shall cause its affiliates to not, engage in any conduct that could reasonably be expected to bring the Company into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on the Company, its affiliates and personnel, or its business.

11.         Termination; Survival of Provisions.  The term of this Advisory Agreement shall be through December 31, 2011.  In the event that Sapinda has not completed the Financial Transaction by raising a total of $13,000,000 it shall not receive any further compensation from the Company under this Agreement.  Notwithstanding the foregoing, either Sapinda or the Company may terminate this Advisory Agreement in the event of a breach by the other party by observing a notice period of fifteen (15) days to the end of a calendar month (the “Termination Date”).  In the event of such termination prior to the completion of the term, the Company shall pay and deliver to Sapinda all authorized out-of-pocket expenses of Sapinda in connection with the Advisory Services hereunder, as provided in Section 6 incurred prior to and through the Termination Date.  Sapinda shall be paid its Financial Advisory Fees payable pursuant to Section 5 to the extent the same have been earned prior to and through the Termination Date. Moreover, irrespective of when this Advisory Agreement is terminated, the compensation pursuant to Section 5 shall also be payable to Sapinda in the event that Sapinda would have earned the right to receive any compensation pursuant to Section 5 within a period of twelve (12) months following the termination date had such termination not occurred and only to the extent that Sapinda can prove that it has communicated with the Investor(s) making an investment after the termination date about the Company. Notwithstanding an actual or purported termination of this Advisory Agreement, the terms and provisions of Section 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 16 shall survive the termination of this Advisory Agreement.

12.           Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Sapinda, to:

                      Sapinda UK Limited
                      Attn.: Mr. Lars Windhorst
                      25 Park Lane
                      London W1K 1RA
                      United Kingdom

And if to the Company, to:

                      SecureAlert, Inc.
                      Attn.: John L. Hastings, III, CEO and President
                      140 West Civic Center Drive, Suite 400
                      Sandy, Utah 84070
                      USA

Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier, and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

           13.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Advisory Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  Company and Sapinda irrevocably submit to the exclusive jurisdiction of any court of the State of Utah or the federal courts located in New York for the purpose of any suit, action or other proceeding arising out of this Advisory Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 12 hereof.  THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THE ADVISORY AGREEMENT.

           14.           Amendments.  This Advisory Agreement may not be modified or amended except in writing duly executed by the parties hereto.

           15.           Headings.  The section headings in the Advisory Agreement have been inserted as a matter of reference and are not part of the Advisory Agreement.

           16.           Successors and Assigns.  The benefits of this Advisory Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Advisory Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Sapinda nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party, provided however that Sapinda shall be entitled to transfer its right and duties under this Advisory Agreement to any other legal entity.

           17.           No Third Party Beneficiaries.  This Advisory Agreement does not create, and shall not be construed as creating, any right enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.  Without limiting the foregoing, the Company acknowledges and agrees that Sapinda is not being engaged as, and shall not be deemed to be an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Advisory Agreement or the retention of Sapinda hereunder, all of which are hereby expressly waived.

           18.           Waiver. Any waiver or any breach of any of the terms or conditions of this Advisory Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

           19.           Counterparts.  This Advisory Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

THE parties acknowledge their acceptance and agreement of this Advisory Agreement by their execution this 4th day of October 2011.

Sapinda UK Limited

By:   /s/  Lars Windhorst
Name and Title: Lars Windhorst, Managing Director

SecureAlert, Inc.

By: /s/  John L. Hastings, III
Name and Title:  Mr. John Hastings, Chief Executive Officer and President